EXCHANGE AGREEMENT


         THIS  EXCHANGE  AGREEMENT  is  entered  into  by and  between  Lumalite
Holdings, Inc. (formerly Consil Corp.), a Nevada corporation, hereinafter referred to as "the Company", and Lumalite, Inc. hereinafter referred to as "Lumalite".

                                   WITNESSETH:

         WHEREAS, the parties entered into a Merger Agreement, dated January 25, 2002 and closed April 16, 2002, hereinafter referred to as the "Agreement", whereby the Company acquired all of the shares of Lumalite through a merger of the Company's subsidiary with Lumalite, and

         WHEREAS, the Company has been unable to raise the capital necessary to properly fund Lumalite and establish a liquid market for the Company's common stock, and

         WHEREAS, the lack of sufficient capital has rendered both Lumalite and the Company in imminent danger of being unable to continue operations, and

         WHEREAS, Lumalite has incurred substantial debt which is having a substantial adverse effect on the market for Company's stock, and

         WHEREAS, both parties desire to cause a divestiture of Lumalite from Company by exchanging the shares of Lumalite held by Company for all of the outstanding shares of Company stock held by shareholders of Lumalite prior to the merger who desire to exchange such stock.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and sufficient consideration, the parties hereto do hereby mutually covenant and agree as follows:

          1. The shares of stock of Lumalite held by Company shall be cancelled.

             2. Lumalite agrees to the return and cancellation of any and all shares of stock in the Company which were delivered to shareholders of Lumalite as set forth in Exhibit "A" who consent to have their shares of Company stock exchanged for Lumalite shares. Lumalite warrants that shareholders of Lumalite prior to the merger who received shares of Company subsequent to the merger holding at least 80% of the total pre-merger outstanding shares of Lumalite have consented or will consent to return of said shares for cancellation.

         3. Lumalite agrees to assume and hold Company harmless from all of the debt of Lumalite, with the exception of any debt to the Parsons, Behle, Latimer law firm. In addition, Lumalite agrees to defend, indemnify and hold Company harmless from any obligations to Richard Keyes by reason of Keyes' investment in Lumalite or Company.

            4. The Company and Lumalite agree that the each party waives all rights they may have against the other party pursuant to the Agreement and all obligations under the Agreement are terminated.

         5. Company agrees to make all SEC filings and take all other necessary actions to make this agreement effective and shall pay all costs and legal fees in connection therewith.

         6.The parties hereby agree to fully indemnify and hold harmless any officers, directors, or controlling shareholders of each, and their respective representatives, from any and all liability which may have occurred by their own respective actions as follows:

a. The Company shall be indemnified by Lumalite for any and all liability arising from operations and the financial reporting thereof during the time that Lumalite was a subsidiary of the Company, excluding any obligations to the Parsons, Behle, Latimer law firm;

                        b. Lumalite shall be indemnified from any and all liability arising from the reacquisition of shares by the Company as provided herein.

         7. This instrument may be executed in any number of counterparts, each which shall be deemed an original, but such counterparts together count as one and the same instrument.

         8. The interpretation of terms and performance of this Agreement shall be governed by and construed under the laws of the State of Nevada.

         WHEREFORE, we have set our hands hereunder to be effective the 14th day of March, 2003.

                                                     LUMALITE HOLDINGS, INC.
                                                     (Formerly Consil Corp.)

                                       By:______________________________________
                                          SCOTT HOSKING


Attest:__________________________________

                                                     LUMALITE, INC.

                                     By:________________________________________
      MICHAEL JACKSON, President

                                    Attest:_____________________________________










Phillips\l-9\Lumalite.Consil.agreement_3